Exhibit 10.6

SECOND AMENDMENT AND RESTATEMENT OF THE

PINNACLE ENTERTAINMENT, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective December 30, 2007

THIS SECOND AMENDMENT AND RESTATEMENT OF THE PINNACLE ENTERTAINMENT, INC. EXECUTIVE DEFERRED COMPENSATION PLAN is adopted as of the 30th day of December, 2007, by Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), as follows:

RECITALS

WHEREAS, Pinnacle and its subsidiaries have established the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan (the “Plan”), as of January 1, 2000, to provide additional retirement benefits and income deferral opportunities for a select group of management and highly compensated employees;

WHEREAS, Pinnacle intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for a select group of management or highly compensated employees and to qualify for all available exemptions from the provisions of ERISA;

WHEREAS, to comply with the provisions of the American Jobs Creation Act of 2004, Pinnacle adopted the First Amendment and Restatement of the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, effective for deferral of compensation that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004, while retaining the original provisions of the Plan for deferral of compensation that is earned (i.e., the services that earned such compensation are performed) and vested before January 1, 2005;

WHEREAS, Pinnacle wishes to amend the Plan to change the Crediting Rate under the Plan, to offer an annuity form of distribution, and to make certain other changes.

NOW, THEREFORE, Pinnacle hereby adopts this Second Amendment and Restatement of the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, effective as of December 30, 2007, as follows:

ARTICLE 1

Definitions

For purposes of this Plan, the following phrases or terms shall have the meanings indicated:

1.1 “Actuarial Equivalent” shall mean an actuarial equivalent value of an amount payable in a different form or at a different date computed on the basis of a discount rate equal to the Crediting Rate and mortality assumptions under the RP-2000 Male Healthy Annuitant or RP-2000 Female Healthy Annuitant, as the case may be, table. As the Plan Administrator deems necessary, in its sole discretion, such actuarial assumptions may be adjusted from time-to-time, provided that such actuarial assumptions as adjusted are reasonable and have substantially the same effect on benefits under this Plan as the actuarial assumptions in effect on December 30, 2007, and no Participant shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted actuarial assumptions.

1.2 “Affiliate” shall mean any member of a group of corporations or businesses which are aggregated with Pinnacle as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.3 “Annuity Account” shall mean a Participant’s aggregate Annuity Deferral Contributions for all years, plus any amounts credited to the Participant’s Annuity Deferral Account under Section 3.3(b), reduced to reflect all distributions and withdrawals.

1.4 “Annuity Annual Sub-Account” means a sub-account within the Annuity Account to reflect the Annuity Deferral Contributions for each Plan Year, plus any amounts credited to the Participant’s Annuity Annual Sub-Account under Section 3.3(b), reduced to reflect all distributions and withdrawals, provided that the Annuity Annual Sub-Account for 2008 shall reflect amounts recharacterized as Annuity Deferral Contributions under Section 3.1(b)(vi) in 2008 as well as Annuity Deferral Contributions made with respect to 2008.

1.5 “Annuity Eligible Participant” means a Participant whom the Committee designates as being eligible to make Annuity Deferral Contributions.

1.6 “Annuity Deferral Contributions” means the total amount of Base Annual Salary or Bonus deferred by a Participant that would otherwise have been earned during a particular Plan Year (i.e., the Participant performs the services during the Plan Year that earn the Base Annual Salary or Bonus), and that the Participant elects shall be added to the Annuity Account.

1.7 “Base Annual Salary” shall mean the base annual compensation payable to a Participant by an Employer for services rendered during a Plan Year, (i) excluding Bonus, director fees or other additional incentives or awards payable to the Participant, but (ii) before reduction for any Elective Deductions.

1.8 “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated by the Participant in accordance with the Plan or otherwise determined pursuant to the terms of the Plan to receive the Participant’s undistributed benefits in the event of the Participant’s death.

1.9 “Beneficiary Designation Form” shall mean the documents required by the Committee to be used by the Participant to designate a Beneficiary.

1.10 “Benefit Distribution Date” shall mean the date on which the Participant’s employment terminates for any reason other than Retirement, including but not limited to death or Disability, and if the Participant’s employment terminates due to his Retirement, the first January 1 following such Participant’s Retirement, as such date may be extended pursuant to Section 2.2(b).

1.11 “Benefit Distribution Form” shall mean the documents required by the Committee to be used by the Participant to specify the manner in which his benefits from his Deferral Contribution Account shall be distributed on or after his Benefit Distribution Date.

1.12 “Board” shall mean the board of directors of the Employer.

1.13 “Bonus” shall mean the amounts earned by a Participant for services rendered during a Plan Year under any bonus or incentive plan or arrangement sponsored by an Employer, before reduction for any Elective Deductions, but excluding commissions, stock-related awards and other non-monetary incentives. If an Annuity Eligible Participant has elected to make an Annuity Deferral Contribution out of his Bonus for a Plan Year, a Change in Control occurs, the employment of the Annuity Eligible Participant with all Employers terminates during such Plan Year, and such termination of employment is deemed to be in connection with the Change in Control under the Annuity Eligible Participant’s employment agreement, the term “Bonus” shall also include any prorated amount such Annuity Eligible Participant becomes entitled to receive under his employment agreement on such termination of employment, which such prorated amount is based on the amount of the Bonus the Annuity Eligible Participant could have received in such Plan Year if his employment had not terminated or on the Bonuses paid to him in prior years, and which such prorated amount is not subject to a multiplier.

1.14 “Change in Control” shall mean the occurrence of any of the following events:

(i) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Employer’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii) The direct or indirect sale or transfer by the Employer of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(iii) The merger, consolidation or reorganization of the Employer with or into another corporation or other entity in which the Beneficial Owners of more than 50% of the voting power of the Employer’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Employer (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Employer was approved by a vote of a majority of the Directors of the Employer then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Employer then in office.

None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Employer’s voting securities immediately before the transaction in question, (B) the Employer has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Employer’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of this Employer at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Employer, and (III) if a Person, including an entity, owns stock both in the Employer and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Employer, such shareholders shall be considered to be acting as a Group with other shareholders only with respect to the ownership in the corporation before the transaction.

1.15 “Claimant” shall mean the person or persons described in Section 14.1 who apply for benefits or amounts that may be payable under the Plan.

1.16 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other authority issued there under by the appropriate governmental authority. References to the Code shall include references to any successor section or provision of the Code.

1.17 “Combined Account” means the combined balance of a Participant’s Annuity Account and Deferral Contribution Account.

1.18 “Committee” shall mean the committee described in Article 12 which shall administer the Plan.

1.19 “Crediting Rate” shall mean, for the quarter ending December 31, 2007 and earlier periods, the Crediting Rate under the First Amendment and Restatement, and, for later periods,

(a) The average, over the business days of the calendar month preceding the first business day of each quarter of the Plan Year, of the yields on 30-year U.S. Treasury Bonds, plus 500 basis points, computed and compounded quarterly;

(b) Before the beginning of a quarter of a Plan Year, the Committee may designate another floating rate based on an index and a spread of basis points under or over such index to determine the Crediting Rate (to be computed and compounded quarterly) for the Deferral Contribution Accounts, effective for such quarter of such Plan Year and later periods until the Committee makes a further change;

(c) Before the beginning of a Plan Year, the Committee may designate another floating rate based on an index and a spread of basis points under or over such index to determine the Crediting Rate (to be computed and compounded quarterly) for the Annuity Annual Sub-Account for that Plan Year and later Annuity Annual Sub-Accounts until the Committee makes a further change; provided, however, that such new index and spread shall be not be effective for Annuity Annual Sub-Accounts for prior Plan Years;

(d) For purposes of determining whether an amount is the Actuarial Equivalent of another amount, the Crediting Rate for each Annuity Annual Sub-Account shall be the average of the Crediting Rates for such Annuity Annual Sub-Account for the eight calendar quarters before the quarter in which the determination of Actuarial Equivalent amounts is made; provided, however, that for purposes of determining whether an optional annuity form of benefit under Section 7.3(b) is the Actuarial Equivalent of the Normal Annuity Benefit, if the Committee determines that the rate determined under the foregoing provisions of this Section 1.19(d) is not consistent with Treasury Regulations Section 1.409-2(b)(2)(ii)(D), the Crediting Rate shall be a rate consistent with Treasury Regulations Section 1.409-2(b)(2)(ii)(D) for such purpose.

1.20 “Deferral Contribution” shall mean the total amount of Base Annual Salary or Bonus deferred by a Participant that would otherwise have been earned during a particular Plan Year (i.e., the Participant performs the services during the Plan Year that earn the Base Annual Salary or Bonus).

1.21 “Deferral Contribution Account” shall mean a Participant’s aggregate Deferral Contributions (other than Annuity Deferral Contributions and amounts recharacterized as Annuity Deferral Contributions under Section 3.1(b)(vi) in 2008) for all Plan Years, plus the balance of the Participant’s “Contingent Earnings Account” as of December 31, 2007 computed under the First Amendment and Restatement and Section 3.3(c), plus any amounts credited to the Participant’s Deferral Contribution Account under Section 3.3(a), reduced to reflect all distributions and withdrawals.

1.22 “Disability” shall mean (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.

1.23 “Election Form” shall mean the documents required by the Committee to be used by a Participant to elect with respect to a particular Plan Year (i) the amount of Base Annual Salary and/or Bonus the Participant has elected to defer with respect to that Plan Year, (ii) the portion (if any) that the Participant designates as Annuity Deferral Contributions, and (iii) the portion (if any) of Deferral Contributions (other than Annuity Deferral Contributions) with respect to that Plan Year which shall be distributed on an Interim Distribution Date.

1.24 “Elective Deductions” shall mean amounts of a Participant’s Base Annual Salary or Bonus that are voluntarily deferred or contributed by the Participant pursuant to any qualified or non-qualified deferred compensation plan and that would have been payable to the Participant in cash had there been no such deferral or contribution, including, without limitation, amounts deferred pursuant to Sections 125, 402(e)(3) and 402(h) of the Code.

1.25 “Employer” or “Employers” shall mean Pinnacle Entertainment, Inc., a Delaware corporation, and any of its adopting subsidiaries (now in existence or hereafter formed or acquired) and any successor entity.

1.26 “Enrollment Forms” shall mean the Participation Agreement, the initial Election Form, the initial Benefit Distribution Form, the Beneficiary Designation Form, and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion, as a condition to participating in the Plan.

1.27 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other authority issued there under by the appropriate governmental authority. References herein to any section of ERISA shall include references to any successor section or provision of ERISA.

1.28 “Final Average Compensation” shall mean the average of a Participant’s Compensation for his five consecutive full calendar years of employment completed in the 10 calendar years before the date of determination that would yield the highest average. If the Participant has not completed five consecutive full calendar years of employment within the 10 years when Final Average Compensation is to be determined, all of such Participant’s full calendar years completed within the 10 calendar years before the date of determination shall be counted. For purposes of the preceding definition, “Compensation” shall mean the annual base salary and cash bonuses, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 or 401(k) plans of any Employer, but excluding commissions, overtime, relocation expenses, incentive payments, non-monetary awards, equity compensation, long-term incentive compensation, directors fees and other fees, and automobile allowances and other expense reimbursements paid to a Participant for employment services rendered to any Employer, and other fringe benefits. For purposes of determining Final Average Compensation, (a) each bonus shall be attributed to the period in which the Participant performs the services that earn the bonus, even if the bonus is not payable until a later period and even if the Participant’s right to the receive the bonus does not vest until a later period, and (b) the Aztar bonus received in 2006 and any severance or similar payment made on account of termination of employment under any agreement between an Employer and the Participant (including, with out limitation, an employment agreement) shall not be counted as a bonus; provided, however, that any bonus amount that the Participant earned without regard to his termination of employment (or would have earned if his employment had not terminated) during the period that includes his termination of employment, and that is actually paid in connection with his termination of employment, shall be counted as a bonus.

1.29 “Financial Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.30 “First Amendment and Restatement” shall mean the First Amendment and Restatement of the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan.

1.31 “Interim Distribution Date” shall mean the 15th day of any calendar year designated by a Participant in an effective Election Form as the date on which all or a part of the Participant’s Deferred Contribution Account shall be distributed in a lump sum payment, which calendar year (except as provided in Section 5.1 with respect to elections made in calendar 2007 or 2008) shall be no earlier than the second calendar year following the end of the Plan Year to which the Election Form applies.

1.32 “Maximum Annuity Account” shall mean, as of any date, the amount which, expressed as a lump sum, is the Actuarial Equivalent of the Normal Annuity Benefit with monthly benefits equal to 4.17 percent of the Participant’s Final Average Compensation.

1.33 “Normal Annuity Benefit” shall mean an annuity providing monthly benefits which is the Actuarial Equivalent of the balance of the Annuity Eligible Participant’s Annuity Account at age 65 and which is (a) in the case of an Annuity Eligible Participant who is not married, a single life annuity for the life of the Participant commencing with age 65, and (b) in the case of an Annuity Eligible Participant who is married, an immediate annuity for the life of the Participant with a survivor annuity for the life of the Participant’s spouse, the amount of which is equal to 100% of the amount of the annuity which is payable during the joint lives of the Participant and the Participant’s spouse.

1.34 “Participant” shall mean any employee participating in the Plan as provided in Article 2.

1.35 “Participation Agreement” shall mean the document required by the Committee to be used by a Participant to effect an agreement between the Employer and the Participant to defer compensation pursuant to the terms of the Plan.

1.36 “Plan” shall mean the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, which shall be evidenced by this instrument, but which shall continue to be evidenced by the Prior Plan Document, for deferrals of Base Annual Salary and Bonuses that are earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) and vested before January 1, 2005.

1.37 “Plan Year” shall mean the period beginning on January 1 of each year and ending December 31.

1.38 “Prior Plan Document” shall mean the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan, Effective January 1, 2000, as amended.

1.39 “Retirement,” “Retires” or “Retired” shall mean severance from employment (i) for any reason other than an authorized leave of absence, Disability, or death, and (ii) on or after the earlier of the attainment of age 55 with five Years of Service, or on or after reaching age 65.

1.40 “Specified Employee” shall mean a Specified Employee of the Pinnacle or any Affiliate, as defined in Treasury Regulations Section 1.409A-1(i).

1.41 “Subsidiary” means any corporation more than 50% of the voting stock of which is directly or indirectly owned by the Employer.

1.42 “Termination of Employment” shall mean the voluntary or involuntary severance from employment, with any and all Employers, for any reason other than Retirement, Disability, or death.

1.43 “Trust” shall mean a grantor trust of the type commonly referred to as “rabbi trust” created to “informally fund” contingent benefits payable under the Plan.

1.44 “Years of Service” shall mean the total number of 12-month periods during which a Participant has been continuously employed by one or more Employers.

ARTICLE 2

Eligibility, Selection, Enrollment

2.1 Eligibility, Selection by Committee. Those employees of an Employer who are both (i) determined by the Employer to be includable in a select group of management or highly compensated employees of the Employer, and (ii) specifically chosen by the Employer to participate in the Plan. The Committee, in its discretion, shall determine which Participants are Annuity Eligible Participants.

2.2 Enrollment Requirements. Each employee deemed eligible to defer compensation into the Plan pursuant to Section 2.1 shall, as a condition to participating in the Plan, complete and return to the Committee all of the required Enrollment Forms within the time specified by the Committee. In addition, the Committee shall in its sole discretion, establish such other enrollment requirements necessary for continued participation in the Plan.

(a) The Benefit Distribution Form must be provided to the Committee as part of the Enrollment Forms. In the Benefit Distribution Form, the Participant shall elect to receive the benefits from his Deferral Contribution Account paid following Retirement in a lump sum or in annual installments over a period of five, 10 or 15 years, and shall elect to receive the benefits from his Deferral Contribution Account paid upon Termination of Employment, Disability, or death in a lump sum or in annual installments over a period of five years, except that if the present value (using the Crediting Rate as the discount rate) of annual installments remaining to be made is less than $50,000, the entire remaining balance of his Deferral Contribution Account shall be paid in the form of a lump sum payment.

(b) The Participant may submit a subsequent Benefit Distribution Form in order to change the form of distribution, or to delay commencement of the payment of Retirement benefits from his Deferral Contribution Account until the Participant’s 75th birthday; provided however, such form shall be effective only if it (i) does not accelerate distribution of any benefits, (ii) is submitted at least 13 months before the Participant’s original Benefit Distribution Date, (iii) delays the first payment of benefits from the Deferral Contribution Account for at least five years past the original Benefit Distribution Date, and (iv) is approved by the Committee, in its sole discretion.

2.3 Commencement of Participation. Provided a Participant has met all enrollment requirements set forth in this Plan or otherwise required by the Committee, the Participant’s participation shall commence as provided in Section 3.1(b). If a Participant fails to meet all such requirements within the specified time period with respect to any Plan Year, the Participant shall not be eligible to defer compensation during that Plan Year.

ARTICLE 3

Deferral Contributions, Investment Adjustments, Taxes And Vesting

3.1 Deferral Contributions.

(a) Election to Defer. A Participant may make an election to defer the receipt of Base Annual Salary or Bonus earned by the Participant during any Plan Year (i.e., the Plan Year in which the Participant performs the services that earn the Base Annual Salary or Bonus). The Participant’s election shall be made by an annual Election Form, completed and submitted to the Committee in accordance with the procedures established by the Committee in its sole discretion, but in every case in compliance with the requirement of Section 3.1(b).

(b) Election Requirements. The Election Form must be submitted before the beginning of the Plan Year to which it applies, and shall be effective only for the Base Annual Salary and/or Bonus that the Participant earns (i.e., the Participant performs the services that earn such Base Annual Salary and/or Bonus) in that Plan Year, subject to the following rules:

(i) The Committee may require that Election Forms be filed a stated number of days before the beginning of the Plan Year to which the Election Forms apply.

(ii) Any employee who is selected to participate in this Plan under Section 2.1 during a Plan Year may elect to participate and commence deferrals by filing an Election Form within 30 days following his designation as a Participant, in which case the Election Form shall be effective for Base Annual Salary and/or Bonus earned (i.e., the Participant performs the services that earn such Base Annual Salary and/or Bonus) after the date of the filing of such Election Form.

(iii) In the case of any bonus which is “performance-based compensation,” within the meaning of Treasury Regulations Section 1.409A-1(e), based on services performed over a period of at least 12 months, the Committee may permit a Participant to file an Election Form applying to such Bonus not later than six months before the end of such period, provided that (a) the Participant performs services continuously for an Employer from the later of the beginning of the performance period or the date the performance criteria are established through the date on which the Election Form is filed, and (b) the Election Form is filed before the amount of the “performance-based compensation” is readily ascertainable.

(iv) Each Election Form shall be irrevocable during the Plan Year to which it relates, or, if it relates to a Bonus which is “performance-based compensation,” within the meaning of Treasury Regulations Section 1.409A-1(e), based on services performed over a period of at least 12 months, during such 12-month period.

(v) For deferrals of Bonuses earned in 2008, the Committee, in its discretion, may permit Participants to file Election Forms at times permitted under the transition rules of IRS Notice 2007-86 and other IRS guidance.

(vi) Each Election Form of an Annuity Eligible Participant shall specify what portion (if any) of the Participant’s Base Annual Salary and/or Bonus shall be Annuity Deferral Contributions; provided, however, that (A) during calendar 2007, an Annuity Eligible Participant may elect, by written notice to the Committee, that all or a portion of his Combined Account as of December 31, 2007 (computed under the provisions of the First Amendment and Restatement, but excluding any amounts governed by the Prior Plan Document under Article 9) be recharacterized as Annuity Deferral Contributions, provided that no such recharacterization shall have the effect of deferring until calendar 2008 or later any benefit payments under this Plan that would otherwise have been paid in calendar 2007 or of accelerating into calendar 2007 any benefit payments under this Plan that would otherwise have been paid in calendar 2008 or later, and (B) during calendar 2008, an Annuity Eligible Participant may elect, by written notice to the Committee, that all or a portion of his Deferral Contribution Account as of December 31, 2008 (but excluding any amounts governed by the Prior Plan Document under Article 9) be recharacterized as Annuity Deferral Contributions, provided that no such recharacterization shall have the effect of deferring until calendar 2009 or later any benefit payments under this Plan that would otherwise have been paid in calendar 2008 or of accelerating into calendar 2008 any benefit payments under this Plan that would otherwise have been paid in calendar 2009 or later.

(c) Components of Deferral Contributions.

(i) Base Annual Salary. A Participant may designate a fixed dollar amount to be deducted from his Base Annual Salary. Such amount shall be withheld, in substantially equal installments, from each regularly scheduled payment of Base Annual Salary.

(ii) Bonus. A Participant may designate a fixed dollar amount or a percentage to be deducted from his Bonus. If a fixed dollar amount is designated by the Participant to be deducted from any Bonus payment and such fixed dollar amount exceeds the Bonus actually payable to the Participant, the entire amount of such Bonus shall be withheld.

(d) Minimum Deferral.

(i) Minimum. A Participant may not elect to defer a total amount of Base Annual Salary and Bonus during a Plan Year of less than $3,000. If an Election Form is submitted which would yield less than the stated minimum amount, the amount deferred shall be zero.

(ii) Short Plan Year. If an Employee first becomes a Participant after the first day of any Plan Year, the minimum deferral amount shall be an amount equal to $3,000 multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year after the Employee becomes a Participant and the denominator of which is 12.

(e) Maximum Deferral. A Participant may not elect to defer more than the following percentages:

Deferral	Maximum Percentage
Base Annual Salary	75%
Bonus	90%

(f) Maximum Annuity Deferral Contributions. An Annuity Eligible Participant shall not elect to make Annuity Deferral Contributions, or recharacterize his Combined Account or Deferral Contribution Account as Annuity Deferral Contributions under Section 3.1(b)(v), to the extent that such making of Annuity Deferral Contributions, or such recharacterization, would cause the balance in such Participant’s Annuity Account to exceed the Maximum Annuity Account. The Committee shall inform each Annuity Eligible Participant, before Election Forms must be filed under Section 3.1(b)(i) and before any recharacterization must be made under Section 3.1(b)(vi), of the amount of Annuity Deferral Contributions that the Participant can make, or the amount of the Participant’s Combined Account or Deferral Contribution Account that can be recharacterized, without causing the balance of the Participant’s Annuity Account to exceed the Maximum Annuity Account. In addition to the foregoing limitation, the maximum Annuity Deferral Contributions that such an Annuity Eligible Participant can make for a Plan Year shall not exceed $500,000 or such smaller amount that the Committee designates for the Plan Year.

(g) Aggregate Limit on Annuity Deferral Contributions. Notwithstanding the foregoing, the amount of Annuity Deferral Contributions for a Plan Year made by all Annuity Eligible Participants shall not cause the “Aggregate Amount” (as defined in the following sentence) to exceed $10,000,000 for 2008, or such other amount as the Committee may designate for each later Plan Year. For each Plan Year, the “Aggregate Amount” is the amount by which the amount that the Employer would be obligated to pay to all Annuity Eligible Participants under Article 8 if a Change in Control occurred on the last day of the Plan Year exceeds the Combined Account balances of all Annuity Eligible Participants on the last day of the Plan Year. The Committee shall determine the Aggregate Amount by assuming that the Crediting Rate in effect on the first day of the Plan Year continues throughout the Plan Year and by making reasonable assumptions about annuity purchase rates and other relevant matters. If the aggregate amount of Annuity Deferral Contributions that such Annuity Eligible Participants desire to make for such Plan Year would exceed the limitation of this Section 3.1(g), the Annuity Deferral Contributions that all such Annuity Eligible Participants desire to make will be reduced by a uniform percentage of such desired Annuity Deferral Contributions until such limitation is satisfied.

3.2 Maintenance of Participant Accounts. The Committee shall account separately for each Participant’s Deferral Contribution Account, Annuity Account, and Combined Account.

(a) Within the Deferral Contribution Account of each person who was a Participant in this Plan before January 1, 2005, the Committee shall keep sub-accounts to reflect the portion of such Participant’s account balance attributable to deferrals of Base Annual Salary and Bonuses that were earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) and vested before January 1, 2005 (which shall continue to be governed by the provisions of the Prior Plan, including, without limitation, the provisions thereof dealing with “Hypothetical Investments” as defined therein) and the portion of such Participant’s account balance attributable to deferrals of Base Annual Salary and Bonuses that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004 (which shall be governed by the terms and provisions of the First Amendment and Restatement or of this Second Amendment and Restatement, as applicable).

(b) Within the Annuity Account of each Participant, the Committee shall keep the Annuity Annual Sub-Accounts.

(c) Deferral Contributions shall be deemed to be made to the Plan by the Participant, and credited to the Deferral Contribution Account or the Annuity Account, as applicable, on the date the Participant would have received such compensation had it not been deferred pursuant to the Plan.

3.3 Adjustment of Participant Accounts for Earnings.

(a) From and after January 1, 2008, amounts in each Participant’s Deferral Contribution Account attributable to deferrals (other than Annuity Deferrals and amounts recharacterized as Annuity Deferral Contributions under Section 3.1(b)(vi) in 2008) of Base Annual Salary and Bonuses that is earned (i.e., the services that earned such compensation are performed) or vested after December 31, 2004, shall be credited on the final day of each quarter of the Plan Year with earnings at the Crediting Rate on the opening balance of such Deferral Contribution Account for such quarter.

(b) From and after January 1, 2008, amounts in each Annuity Annual Sub-Account shall be credited on the final day of each quarter of each Plan Year with earnings on the opening balance of such Annuity Annual Sub-Account at the Crediting Rate.

(c) On December 31, 2007, the Employer shall credit to the “Contingent Earnings Account” of each Participant under the First Amendment and Restatement an amount equal to (i) earnings calculated at 10% per annum, compounded quarterly, on the total of the opening balance for such quarter of the Participant’s Combined Account (computed under the First Amendment and Restatement), less (ii) the amount of earnings credited for such quarter to the Participant’s Deferred Contribution Account pursuant to Section 3.3(a) of the First Amendment and Restatement.

3.4 Withholding of Taxes.

(a) Annual Withholding from Compensation. For any Plan Year in which Deferral Contributions are made to or the Plan, the Employer shall withhold the Participant’s share of FICA, FUTA and other employment taxes from the portion of the Participant’s Base Annual Salary and/or Bonus or other compensation not deferred. If deemed appropriate by the Employer, the amount of deferrals elected on a Participant’s Election Form may be reduced where necessary to facilitate compliance with applicable withholding requirements. If any taxes, including but not limited to, FICA, FUTA and other employment taxes with respect to the Combined Account, are required to be withheld before the time of payment, the Employer may withhold such amounts from other compensation paid to the Participant.

(b) Withholding from Benefit Distributions. The Participant’s Employer (or the trustee of the Trust, as applicable), shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, FICA, FUTA and other employment and other taxes required to be withheld by the Employer (or the trustee of the Trust, as applicable), in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer (or the trustee of the Trust, as applicable).

3.5 Vesting.

The Participant shall at all times be 100% vested in his Deferral Contribution Account and Annuity Account. As of December 31, 2007, each Participant shall be 100% vested in the balance of his “Contingent Earnings Account” under the First Amendment and Restatement, which such Contingent Earnings Account shall then be combined with his Deferral Contribution Account.

ARTICLE 4

Suspension Of Deferrals

4.1 Disability. If a Participant suffers a Disability, any current Election Form may be cancelled, provided that such cancellation shall occur by the later of the end of the taxable year of the Participant, or the 15th day of the third month, following the date on which the Participant suffers the Disability.

4.2 Financial Emergency. If a Participant is authorized by the Committee to take a withdrawal on account of Financial Emergency under Section 5.2, any current Election Form shall be cancelled.

ARTICLE 5

Interim And Hardship Distributions

5.1 Interim Distributions. A Participant may make an election, at the time he files an Election Form for a Plan Year, to have a specified amount or percentage paid from his Deferral Contribution Account on one or more Interim Distribution Dates. The Participant’s selection of an Interim Distribution Date must be made on a timely, effective Election Form. The amounts which would otherwise be paid on such Interim Distribution Date or Dates shall be distributed upon the earlier occurrence of Participant’s Benefit Distribution Date. Notwithstanding the foregoing, (A) during calendar 2007, a Participant may elect, by written notice to the Committee, that all or a portion of his Combined Account as of December 31, 2007 (computed under the provisions of the First Amendment and Restatement) be distributed on an Interim Distribution Date, provided that no such election shall have the effect of deferring until calendar 2008 or later any benefit payments under this Plan that would otherwise have been paid in calendar 2007 or of accelerating into calendar 2007 any benefit payments under this Plan that would otherwise have been paid in calendar 2008 or later, and (B) during calendar 2008, a Participant may elect, by written notice to the Committee, that all or a portion of his Deferred Compensation Account as of December 31, 2008 be distributed on an Interim Distribution Date of January 15, 2009 or January 15 of any later year, provided that no such election shall have the effect of deferring until calendar 2009 or later any benefit payments under this Plan that would otherwise have been paid in calendar 2008 or of accelerating into calendar 2008 any benefit payments under this Plan that would otherwise have been paid in calendar 2009 or later.

5.2 Withdrawal in the Event of a Financial Emergency. A Participant who believes he has experienced a Financial Emergency may request in writing a withdrawal of a portion of his Deferral Contribution Account to satisfy the emergency. The Committee shall determine, in its sole discretion, (i) whether a Financial Emergency has occurred, and (ii) the amount reasonably required to satisfy the Financial Emergency; provided, however, that the withdrawal shall not exceed the balance in the Participant’s Deferral Contribution Account, or the amount the Committee reasonably determines, under Treasury Regulations Section 1.401A-3(j)(3)(ii), to be necessary to meet such emergency needs (including taxes reasonably anticipated to be incurred by reason of a taxable distribution), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (unless the liquidation of such assets would itself cause severe financial hardship). The Committee shall also take into account the current compensation available to the Participant by reason of the cancellation of any current Election Form under Section 4.2. If, subject to the sole discretion of the Committee, the petition for a withdrawal is approved, the distribution shall be made within 30 days of the date of approval by the Committee.

ARTICLE 6

Payment of Benefits following Termination of Employment

6.1 Payment as a Result of Termination of Employment. If a Participant’s Benefit Distribution Date occurs as a result of such Participant’s Termination of Employment, the balance of a Participant’s Deferral Contribution Account as of the Benefit Distribution Date shall be paid in the manner elected in the Participant’s most recent effective Benefit Distribution Form; provided, however, that:

(a) If the present value (using the Crediting Rate as the discount rate) of annual installments remaining to be made is less than $50,000, the entire remaining balance of his Deferral Contribution Account shall be paid in the form of a lump sum payment not later than 30 days after the determination of the present value of the annual installments remaining to be paid; and

(b) Notwithstanding any other provision of this Plan, if any stock of an Employer or any Affiliate is publicly traded on an established securities market or otherwise, no payment shall be made to a Specified Employee on account of the Specified Employee’s separation from service within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Deferral Contribution Account on such amounts during such six-month period. This Section 6.1(b) is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly.

If the balance of a Participant’s Deferral Contribution Account is to be distributed in annual installments, the first installment shall be paid not later than 30 days after the Participant’s Benefit Distribution Date. The initial installment shall be the product of the balance of the Participant’s Deferral Contribution Account, measured on his Benefit Distribution Date, multiplied by 1/n (where “n” is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, and shall equal the product of the balance of the Participant’s Deferral Contribution Account, measured on the applicable anniversary of his Benefit Distribution Date, multiplied by 1/n.

6.2 Death Prior to Payment of Deferral Contribution Account Balance. If a Participant dies after his Termination of Employment but before the full payment of amounts due to him under this Article 6 from his Deferral Contribution Account, the Participant’s unpaid amounts from his Deferral Contribution Account shall be paid to the Participant’s Beneficiary in the manner determined under Section 6.1.

ARTICLE 7

Payment upon Retirement, Death, or Disability

7.1 Retirement, Death or Disability Benefit. In the event of the Participant’s Retirement, or death or Disability during employment, the balance in his Deferral Contribution Account shall be paid to the Participant or the Participant’s Beneficiary, as applicable, in the manner in which the Participant elected in Participant’s most recent effective Benefit Distribution Form; provided, however, that:

(a) If a Participant who dies or becomes Disabled would otherwise have been eligible to Retire, his benefits shall be payable in accordance with the provisions of his most recent effective Benefit Distribution Form applicable to Retirement, rather than with the provisions of such Benefit Distribution Form applicable to death or Disability;

(b) Notwithstanding any other provision of this Plan, if any stock of an Employer or any Affiliate is publicly traded on an established securities market or otherwise, and payment of benefits under this Section 7.1 to a Participant who is a Specified Employee would be deemed to be on account of his separation from service under Section 409A of the Code, no payments shall be made to such Specified Employee within six months after such Specified

Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Deferral Contribution Account on such amounts during such six-month period. This Section 7.1(b) is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly; and

(c) If the present value (using the Crediting Rate as the discount rate) of annual installments remaining to be made is less than $50,000, the entire remaining balance of his Deferral Contribution Account shall be paid in the form of a lump sum payment not later than 30 days after the determination of the present value of the annual installments remaining to be paid.

If the balance of the Deferral Contribution Account is to be distributed in annual installments, the first installment shall be paid not later than 30 days after the Participant’s Benefit Distribution Date. The initial installment shall be the product of the balance of the Participant’s Deferral Contribution Account, measured on his Benefit Distribution Date, multiplied by 1/n (where “n” is equal to the total number of annual benefit payments not yet distributed). Subsequent installment payments shall be computed in a consistent fashion, and shall equal the product of the balance of the Participant’s Deferral Contribution Account, measured on the applicable anniversary of his Benefit Distribution Date, multiplied by 1/n.

7.2 Death Prior to Payment of Deferral Contribution Account Balance. If a Participant dies after he has Retired or suffered a Disability but before the full payment of amounts from his Deferral Contribution Account due to him under this Article 7, the Participant’s unpaid amounts from his Deferral Contribution Account shall be paid to the Participant’s Beneficiary in the manner determined under Section 7.1.

7.3 Benefits From the Annuity Account.

(a) Annuity Benefit at Age 65. When a Participant reaches the age of 65 years, regardless of whether he has then had a Termination of Employment, he shall receive the Normal Annuity Benefit unless he has elected an optional annuity form under Section 7.3(b).

(b) Optional Annuity Forms. The Committee may, in its discretion, offer optional annuity forms of benefit among which an Annuity Eligible Participant may elect. Each such option annuity form of benefit shall be the Actuarial Equivalent of the Normal Annuity Benefit. The following optional annuity forms of benefit shall be offered to Annuity Eligible Participants:

(i) an immediate annuity which is for the life of the Participant with a survivor annuity for the life of the Participant’s Beneficiary, the amount of which is equal to 50% of the amount of the annuity which is payable during the joint lives of the Participant and the Participant’s Beneficiary,

(ii) in the case of a Participant who is not married, an immediate annuity which is for the life of the Participant with a survivor annuity for the life of the Participant’s Beneficiary, the amount of which is equal to 100% of the amount of the annuity which is payable during the joint lives of the Participant and the Participant’s Beneficiary, and

(iii) in the case of a Participant who is married, a single life annuity for the life of the Participant.

A Participant’s election of an optional form of annuity benefit shall be made at the time and in the manner prescribed by the Committee; provided, however, that a married Participant shall be not be deemed to have elected a form of annuity other than the Normal Annuity Benefit unless, before the commencement of payments under the Normal Annuity Benefit, the spouse has waived the right to receive a Normal Annuity Benefit in a written communication delivered to the Committee.

(c) Delay for Specified Employees. Notwithstanding anything contained in this Plan to the contrary, if any stock of an Employer or any direct or indirect parent of an Employer is publicly traded on an established securities market or otherwise, and payment of benefits under this Section 7.3 to a Participant who is a Specified Employee would be deemed to be on account of his separation from service under Section 409A of the Code, no annuity payments shall be made to such Participant within six months after such Participant’s separation from service (or, if earlier, the date of his death). If annuity payments to a Participant who is a Specified Employee are delayed under this Section 7.3(c), the annuity payments, when they commence, they shall be the Actuarial Equivalent of the annuity payments that would have been made if no delay had been required under this Section 7.3(c). This Section 7.3(c) is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly.

(d) Death Before Age 65. If a Participant dies before reaching the age of 65 years, the balance in his Annuity Account shall be paid to his Beneficiary in the form of a single life annuity (using the life expectancy of the Beneficiary) that is the Actuarial Equivalent of the balance in his Annuity Account, commencing when the Participant would have reached the age of 65 years. If a Participant dies before reaching the age of 65 years, and has no surviving designated Beneficiary, the balance in his Annuity Account shall be paid to his estate in one lump sum as soon as practicable after his death.

ARTICLE 8

Payments on Change in Control

Notwithstanding any other provision of this Plan, to the extent permitted in regulations or other guidance promulgated by the IRS under Section 409A of the Code,

8.1 Deferral Contribution Account. The balance of each Participant’s Deferral Contribution Account (and, if the Participant has died before reaching the age of 65 years, the balance in his Annuity Account if it has not already been distributed) shall be distributed to him (or to his Beneficiary if he has died) in one lump sum within 30 days after the happening of a Change in Control.

8.2 Purchase of Annuity Contract. If, as of the date of the Change in Control, the Participant is still living or has died after reaching the age of 65 years, the Employer shall purchase (or cause the Trust to purchase) for, and cause to be distributed to, the Participant (whether or not such Participant has already begun receiving benefits under Section 7.3) a paid-up annuity contract (the “Annuity Contract”) issued by an insurance company rated “A” or higher by any two of Moody’s, A. M. Best’s or Standard and Poor’s rating services (or, if any of such services ceases operations, by the both of the remaining services), which shall have the following characteristics:

(a) Subject to the provisions of Section 8.6, the monthly payments under the Annuity Contract shall begin as soon as practicable upon (i) the occurrence of the Change in Control if the Participant or his Beneficiary has become entitled to annuity benefits under Section 7.3 as of the occurrence of the Change in Control, or (ii) the Participant’s 65th birthday if the Participant has not reached the age of 65 as of the occurrence of the Change in Control.

(b) The monthly payments under the Annuity Contract on an after-tax basis shall be equivalent to the monthly payments on an after-tax basis of (i) the annuity benefits that the Participant or his Beneficiary has become entitled to under Section 7.3 as of the occurrence of the Change in Control, or (ii) if the Participant has not reached the age of 65 years as of the occurrence of the Change in Control, the annuity benefits he would have received under Section 7.3(a) if no further Annuity Deferral Contributions had been made after the occurrence of the Change in Control and his Annuity Account had continued to be credited with interest from the occurrence of the Change in Control until his 65th birthday at the Crediting Rate in effect on the date of the Change in Control for the purpose of determining whether amounts are Actuarially Equivalent.

(c) To the extent practicable, the Annuity Contract shall provide the optional annuity forms of benefit provided under Section 7.3(b).

In determining whether monthly payments under the Annuity Contract on an after-tax basis are equivalent to the monthly payments of benefits under Section 7.3(a) on an after-tax basis, (A) federal, state, and local income and employment taxes shall be taken into account, (B) the Participant shall be deemed to be in the highest federal, state and local income tax brackets in effect on the date of the Change in Control, and such brackets shall be deemed to continue in effect throughout the duration of payments under the Annuity Contract, (C) the effect of the payment of the Special Tax Payment under Section 8.3 on the taxation of monthly payments under the Annuity Contract shall be taken into account, and (D) the receipt of a portion of each payment under the Annuity Contract as a tax-free return of basis under federal (and, if applicable, state and local) tax law shall be taken into account.

8.3 Special Tax Payment. The Employer shall pay (or cause the Trust to pay) to the Participant a cash payment (the “Special Tax Payment”) in an amount such that, after payment by the Participant of all federal, state, and local income and employment taxes (excluding any interest, additions, increases or penalties imposed with respect to such taxes) on the purchase and distribution of the Annuity Contract and on the Special Tax Payment itself, the Participant is placed in the same tax position with respect to the purchase and distribution of the Annuity Contract as the Participant would have been in if the distribution of the Annuity Contract were not taxable income to the Participant (that is, the Special Tax Payment shall be equal to the amount of taxes due on the Special Tax Payment and on the Participant’s receipt of the Annuity Contract). The calculation of such payment shall be made by assuming that the Participant is in the highest marginal federal, state and local income and employment tax brackets in effect on the date of the Change in Control. Subject to the provisions of Section 8.6, the Special Tax Payment shall be made at least five days before the due date without extensions of the Participant’s tax returns (including returns of estimated taxes) on which the Participant must report income or pay taxes with respect to the distribution of the Annuity Contract.

8.4 Calculation of Amounts. All determinations required to be made of the monthly amounts payable under the Annuity Contract under Section 8.2 and of the Special Tax Amount under Section 8.3 (each, a “Determination”) shall be made, at the Employer’s expense, by a nationally recognized accounting firm designated by the Employer and reasonably acceptable to the Participant (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Employer and to the Participant. Within 30 calendar days of the delivery of the Determination to the Participant, the Participant shall have the right to dispute the Determination (the “Dispute”). The existence of any Dispute shall not in any way affect the Participant’s right to receive the benefits under this Plan in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Employer and the Participant. If there is a Dispute that the parties cannot resolve under the claims procedure set forth in Article 14, it shall be resolved by arbitration under Article 16.

8.5 Excise Tax Gross Up. In the event that any payments that a Participant may receive under this Plan or otherwise shall constitute change in control payments under Section 280G of the Code which would subject the Participant to an excise tax under Section 4999 of the Code, the Participant shall be entitled to receive additional tax gross-up payments from the Employer as set forth in Exhibit “A” hereto. Notwithstanding the foregoing provisions of this Section 8.5, if it shall be determined that the Participant is entitled to the Gross Up Payment, but that the Payments do not exceed 105% of the greatest amount that could be paid to the Participant such that the receipt of the Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross Up Payment shall be made to the Participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount. The Employer shall pay to the Participant a payment (the “Gross Up Payment”) in an amount such that, after payment by the Participant of all income and employment taxes and the excise tax imposed by Section 4999 of the Code, or any similar provision of state or local tax law (the “Excise Tax”) imposed on benefits under this agreement, on all other payments from the Employer to the Participant in the nature of compensation, and on the Gross Up Payment itself, and any interest or penalties (other than interest and penalties imposed by reason of the Participant’s failure to file timely tax returns or to pay taxes shown due on such returns and any tax liability, including interest and penalties, unrelated to the Excise Tax or the Gross Up Amount), the Participant shall be placed in the same tax position with respect to benefits under this Plan and all other payments from the Employer to the Participant in the nature of compensation as the Participant would have been if the Excise Tax had never been enacted.

8.6 Delay for Specified Employees. Notwithstanding anything contained in this Plan to the contrary, no distribution of the Annuity Contract, or payment of other amounts under this Article 8, shall be made to a Participant who is a Specified Employee within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death) if (a) any stock of the Employer or any direct or indirect parent of the Employer is publicly traded on an established securities market or otherwise, and (b) such distribution or payment would be deemed to be made upon such Specified Employee’s separation from service under Section 409A of the Code. If distribution of the Annuity Contract to a Participant who is a Specified Employee is delayed under this Section 8.6, (i) the annuity payments, when they commence, shall be the Actuarial Equivalent of the annuity payments that would have been made if no delay had been required under this Section 8.6, and (ii) upon the separation from service of the Specified Employee, the Employer shall place an amount sufficient to fund such delayed distribution or payment into the Trust with an independent institutional trustee reasonably acceptable to the Specified Employee. This Section 8.6 is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly.

8.7 No Duplication of Payments. If payments are made under this Article 8, neither the Participant nor his Beneficiary shall be entitled to any other benefits under this Plan.

ARTICLE 9

Continuing Effect Of Prior Plan Document For Pre-2005 Deferrals

The provisions of the Prior Plan Document, including but not limited to the provisions thereof regarding “Hypothetical Investments” and “Investment Adjustments,” (as such terms are defined in the Prior Plan Document) shall continue in effect for deferrals of Base Annual Salary and Bonuses earned that were earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) and vested before January 1, 2005, and earnings credited thereon. The provisions of the First Amendment and Restatement and of this Second Amendment and Restatement shall govern only deferrals of Base Annual Salary and Bonuses that are earned (i.e., the services that earned such Base Annual Salary and Bonuses are performed) or vested after December 31, 2004, and earnings (including, but not limited to, Contingent Earnings) thereon.

ARTICLE 10

Beneficiary Designation

10.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries to receive, in the event of the Participant’s death, those benefits payable under the Plan. The Beneficiary(ies) designated under this Plan may be the same as, or different from, the Beneficiary designation made under any other plan of the Employer. The designation by an Annuity Eligible Participant (whether or not married) who has an Annuity Account of a Beneficiary other than his spouse shall be subject to the prior approval of the Committee.

10.2 Beneficiary Designation, Change, Spousal Consent. A Participant shall designate his Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change his Beneficiary by completing, signing and submitting to the Committee a revised Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon acknowledgement by the Committee of a revised Beneficiary Designation Form, all Beneficiary designations previously filed shall be deemed canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form both (i) filed by the Participant and (ii) acknowledged by the Committee, prior to his death.

10.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

10.4 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant, or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant’s estate.

10.5 Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

10.6 Death of Spouse or Dissolution of Marriage. A Participant’s Beneficiary designation shall be deemed automatically revoked if the Participant has named a spouse as Beneficiary and the marriage is later dissolved. Without limiting the generality of the preceding sentence, the interest in benefits of a spouse of a Participant who has predeceased the Participant or whose marriage has been dissolved shall automatically pass to the Participant, and shall not be transferable by such spouse in any manner, including but not limited to, passage under such spouse’s will or under the laws of intestate succession.

10.7 Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employers and the Committee from all further obligations under this Plan with respect to the Participant, and the Participant’s Participation Agreement shall terminate upon such full payment of benefits.

ARTICLE 11

Termination, Amendment Or Modification

11.1 Termination. Although the Employer anticipates that the Plan will continue for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan, at any time, with respect to its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, all amounts credited to the Combined Account of each affected Participant shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, at the times and in the manner in which they would have been paid if no termination of the Plan had occurred.

11.2 Amendment. The Employer may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers by the actions of the Board; provided, however, that (i) no amendment (including a Plan termination) or modification (including a Plan termination) shall be effective to decrease or restrict the balance of a Participant’s Combined Account or any component thereof in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification, or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, calculated as if the Participant had Retired as of the effective date of the amendment or modification, and (ii) except as specifically provided in Section 11.1, no amendment or modification shall be made after a Change in Control which adversely affects the vesting, calculation or payment of benefits hereunder or diminishes any other rights (including the right to take a distribution option provided in the Plan prior to the Change in Control) or protections any Participant or Beneficiary would have had, but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

11.3 Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his designated Beneficiaries under this Plan and each of the Participant’s Participation Agreement shall terminate.

ARTICLE 12

Administration

12.1 Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by Participant or the Employer.

12.2 Agents. In the administration of this Plan, the Committee may, from time-to-time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time-to-time consult with counsel who may be counsel to any Employer.

12.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4 Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in case of willful misconduct by the Committee or any of its members or any such employee.

12.5 Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 13

Other Benefits And Agreements

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or programs except as may otherwise be expressly provided.

ARTICLE 14

Claims Procedures

14.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 14.3 below.

14.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) may review pertinent documents;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Committee, in its sole discretion, may grant.

14.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) such other matters as the Committee deems relevant.

ARTICLE 15

Trust

15.1 Establishment of the Trust. The Employer may establish one or more Trusts to which the Employers may transfer such assets as the Employers determine in their sole discretion to assist in meeting their obligations under the Plan.

15.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Participation Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.

15.3 Distributions from the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Agreement.

ARTICLE 16

Arbitration

16.1 Any controversy, dispute, or claim not resolved under the claims procedure set forth in Article 14, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Plan or any action of the Committee, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 16 and the then-most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association only if one (or both) of the parties requests such administration. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

16.2 In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

16.3 This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Article 16, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

16.4 In any arbitration hereunder, the Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

16.5 The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Article 16, or of this Plan, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Plan, and this Plan shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this Section’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

16.6 Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

ARTICLE 17

Miscellaneous

17.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Participant accounts and all credits and other adjustments to such Participant accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Participant accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

17.2 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. Any Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The Combined Account shall be utilized solely as a device for the measurement of amounts to be paid to the Participant under the Plan. The Combined Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and, moreover, contingent amounts credited thereto shall not be considered “plan assets” for ERISA purposes. The Combined Account merely provides a record of the bookkeeping entries relating to the contingent benefits that the Employer intends to provide Participant and shall thus reflect a mere unsecured promise to pay such amounts in the future.

17.3 Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Participation Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his Participation Agreement.

17.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owned by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, if, as a result of divorce or dissolution of marriage, a Participant is responsible for child support, alimony, or marital property rights payments, his benefits under this Plan may be assigned to meet those payments if a domestic relations order (as such term is used in ERISA) has been issued for the Plan, and the Plan Administrator has determined that such domestic relations order is a qualified domestic relations order (as such term is used in ERISA).

17.5 Not a Contract of Employment. The terms and conditions of this Plan and the Enrollment Forms shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan or any Participation Agreement shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6 Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8 Captions. The captions of the articles, sections or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Nevada without regard to its conflicts of law principles.

17.10 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Pinnacle Entertainment, Inc.

Suite 1800

3800 Howard Hughes Parkway

Las Vegas, NV 89109

Attn: General Counsel

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.13 Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.14 Insurance or Annuity Contract. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, or an annuity contract, in such amounts and in such forms as the Employers or the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance or annuity contract. The

Participant shall have no interest whatsoever in any such policy or policies or annuity contract, and at the request of the Employers, the Participant shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance or an annuity contract.

17.15 Employer. Each Subsidiary of Pinnacle can become an adopting Employer with the consent of Pinnacle by filing with the Committee a certified copy of a resolution of the Board of Directors of the Subsidiary providing for its adoption of the Plan and a certified copy of a resolution of the Board of Directors of Pinnacle consenting to such adoption.

IN WITNESS WHEREOF, the Employer has signed this Second Amendment and Restatement as of the date first above written.

Pinnacle Entertainment, Inc.
A Delaware Corporation

By:	/s/ Stephen H. Capp
Name:	Stephen H. Capp
(printed name)
Title:	Executive Vice President and Chief Financial Officer

Exhibit “A”

Tax Gross-Up Payments

(a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (excluding any interest, additions, increases or penalties imposed with respect to such taxes except for interest, additions, increases or penalties with respect to the Excise Tax), including, without limitation, any income taxes (except for any interest, additions, increases and penalties imposed with respect thereto) and the Excise Tax imposed upon the Payment and the Gross-Up Payment, the Participant is placed in the same tax position with respect to the Payment as the Participant would have been in if the Excise Tax had never been enacted.

(b) Subject to the provisions of Section (c), all determinations required to be made under this Exhibit “A”, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section (e) below, any Gross-Up Payment, as determined pursuant to this Exhibit “A” shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section (c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim; provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If the Participant becomes entitled to receive any refund with respect to the Gross-Up Payment or the Excise Tax, the Participant shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If the Participant would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a taxing authority offset the amount of such refund against other tax liabilities, interest, or penalties, the Participant shall pay the amount of such offset over to the Company, together with the amount of interest the Participant would have received from the taxing authority if such offset had been an actual refund, promptly after receipt of notice from the taxing authority of such offset.

(e) Notwithstanding any other provision of this appendix, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Participant all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Participant hereby consents to such withholding.

(f) Subject to the foregoing provisions of this Exhibit “A” that may require earlier payment, any Gross-Up Payment shall be paid to or for the benefit of the Participant by December 31 of the calendar year following the calendar year in which the Excise Tax is remitted, or, if no Excise Tax is remitted, by December 31 of the calendar year following the calendar year in which there is a final and nonappealable settlement or other resolution of an audit or litigation relating to the Excise Tax.

(g) Definitions. The following terms shall have the following meanings for purposes of this appendix and the Plan.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, or any similar provision of state or local tax law.

(ii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.